Exhibit 99.1

TOR Minerals Announces Naming of Acting CFO and Results of 2008 Annual Meeting of Shareholders

Corpus, Christi, Texas, May 27, 2008 - TOR Minerals International (NASDAQ: TORM), producer of synthetic TIO2 color pigments, specialty aluminas, and other high performance mineral fillers, announced today the appointment of  Barbara Russell as acting Chief Financial Officer, effective immediately.  Ms. Russell replaces Steven H. Parker, who had been Chief Financial Officer since January, 2007.  Ms. Russell has been Controller of TOR Minerals since 1999 and previously served as acting Chief Financial Officer in 2006.

The Company said that it anticipated beginning the search for a new Chief Financial Officer in the very near future.

The company also said that at the Annual Meetings of Shareholders, held May 23, 2008, shareholders ratified the accounting firm of UHY LLP as TOR Minerals Independent Auditors, approved the amendment to the 2000 Incentive Plan and that all seven nominees were elected to the board of directors.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051